                                                            EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 S-K-I LIMITED

                                      AND

                             LBO RESORT ENTERPRISES

                                      AND

                              LBO ACQUISITION CO.



                                                   DATED AS OF FEBRUARY 13, 1996

                               TABLE OF CONTENTS


                                                                       PAGE

ARTICLE I     THE MERGER; CLOSING; EFFECTIVE TIME......................   1

1.1.  The Merger.......................................................   1
1.2.  Closing..........................................................   2
1.3.  Effective Time...................................................   2

ARTICLE II    CERTIFICATE OF INCORPORATION; BY-LAWS;
              OFFICERS AND DIRECTORS OF THE SURVIVING
              CORPORATION..............................................   2

2.1.  The Articles of Incorporation....................................   2
2.2.  The By-Laws......................................................   2
2.3.  Officers and Directors...........................................   2

ARTICLE III   CONVERSION OR CANCELLATION OF SHARES
              IN THE MERGER............................................   3

3.1.  Conversion or Cancellation of Shares.............................   3
3.2.  Payment for Shares...............................................   4
3.3.  Dissenters' Rights...............................................   5
3.4.  Transfer of Shares After the Effective Time......................   6

ARTICLE IV    REPRESENTATIONS AND WARRANTIES...........................   6

4.1.  Representations and Warranties of the Company....................   6
4.2.  Representations and Warranties of Purchaser and Merger Sub.......  14


ARTICLE V     COVENANTS................................................  16

5.1.  Interim Operations of the Company................................  16
5.2.  Acquisition Proposals............................................  17
5.3.  Meeting of the Company's Shareholders............................  18
5.4.  Filings; Other Action............................................  19
5.5.  Access...........................................................  19
5.6.  Notification of Certain Matters..................................  19
5.7.  Publicity........................................................  20
5.8.  Takeover Statute.................................................  21
5.9.  Ski Facility Privileges..........................................  21
5.10.  D&O Indemnification and Insurance...............................  21

                                                                       PAGE

 ARTICLE VI   CONDITIONS...............................................  22

6.1.  Conditions to Obligations of Purchaser and Merger Sub............  22
6.2.  Conditions to Obligations of the Company.........................  23

ARTICLE VII   EARNEST MONEY DEPOSIT AND TERMINATION....................  24

7.1.  Deposit..........................................................  24
7.2.  Disposition of Deposit...........................................  24
7.3.  Termination by Mutual Consent....................................  25
7.4.  Termination by either Purchaser or the Company...................  25
7.5.  Termination by Purchaser.........................................  25
7.6.  Termination by the Company.......................................  25
7.7.  Effect of Termination and Abandonment............................  26

ARTICLE VIII   DEFINITIONS.............................................  27

ARTICLE IX     MISCELLANEOUS AND GENERAL...............................  32

9.1.  Fees and Expenses................................................  32
9.2.  Modification or Amendment........................................  32
9.3.  Waiver of Conditions.............................................  33
9.4.  Counterparts.....................................................  33
9.5.  Governing Law; Forum.............................................  33
9.6.  Notices..........................................................  33
9.7.  Entire Agreement.................................................  34
9.8.  Obligation of Purchaser..........................................  34
9.9.  Captions.........................................................  35
9.10.  Nonsurvival of Representations and Warranties...................  35
9.11.  Severability....................................................  35

                         AGREEMENT AND PLAN OF MERGER



        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 13, 1996, is among S-K-I Limited, a Delaware corporation with a principal place of business in West Lebanon, New Hampshire (the "Company"), LBO Resort Enterprises, a Maine corporation with a principal place of business in Newry, Maine ("Purchaser"), and LBO Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub" and, together with the Company, the "Constituent Corporations").

                                    RECITALS

        WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for herein whereby Purchaser acquires the Company by merging Merger Sub into the Company and the Company becoming a wholly-owned subsidiary of Purchaser, all upon the terms and subject to the conditions set forth herein;

        WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I
                                   ---------

                      THE MERGER; CLOSING; EFFECTIVE TIME

        1.1.  THE MERGER.
              ----------

        Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL").

        1.2.  CLOSING.
              -------

        The closing of the Merger (the "Closing") shall take place (i) at the offices of Pierce, Atwood, Scribner, Allen, Smith & Lancaster at 10:00 a.m. on the later of (a) one hundred and twenty (120) days after the date of this Agreement or (b) the third business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VI hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

        1.3.  EFFECTIVE TIME.
              --------------

        As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VII hereof, the Company, the Purchaser, and Merger Sub shall cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective (the "Effective Time") on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware.


                                   ARTICLE II
                                   ----------

                     CERTIFICATE OF INCORPORATION; BY-LAWS;
              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

        2.1.  THE ARTICLES OF INCORPORATION.
              -----------------------------

        The Certificate of Incorporation (the "Certificate") of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and shall remain in effect as such until duly amended in accordance with the terms thereof and the DGCL.

        2.2.  THE BY-LAWS.
              -----------

        The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and shall remain in effect as such until duly amended in accordance with the terms thereof and the DGCL.

        2.3.  OFFICERS AND DIRECTORS.
              ----------------------

        The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws and the DGCL.


                                  ARTICLE III
                                  -----------

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

        3.1.  CONVERSION OR CANCELLATION OF SHARES.
              ------------------------------------

        The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

        (a) At the Effective Time, each share of the Common Stock of the Company, par value $.10 per share (the "Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Purchaser (collectively, the "Purchaser Companies") or Shares which are held by shareholders ("Dissenting Shareholders") exercising appraisal rights pursuant to
Section 262 of the DGCL or Shares which are held in the Company's treasury at the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $18.00 (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 3.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

        (b) At the Effective Time, each share of Common Stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation.

        (c) Immediately prior to the Effective Time, each option or right to acquire Shares under the Company's 1982 Incentive Stock Option Plan, the Company's 1988 Stock Option Plan and any other stock option or stock entitlement plan operated by the Company which is, at the Effective Time, fully vested and exercisable in accordance with the governing instruments of such plan, shall, without any action on the part of the holder thereof be converted into the right to receive an amount in cash (the "Option Amount"), if any, equal to the product of (x) the Merger Consideration minus the current option, acquisition or base price per share of such option or right and (y) the number of Shares subject to such option or right, payable to the holder thereof without interest thereon, at the Effective Time of the Merger and such option or right will be cancelled and retired and shall cease to exist;

provided that the Company shall be entitled to withhold, in accordance with
--------
applicable tax law, from any such cash payment any amounts required to be withheld under applicable tax law. Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing may cause any individual subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to become subject to the profit recovery provisions thereof, any such option or right held by such individual shall, if such individual so agrees, subject to the proviso to this sentence, be cancelled or converted, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash in respect thereof equal to the Option Amount; provided that the parties hereto will cooperate so as to attempt to achieve the
--------
intent of the foregoing without giving rise to such profit recovery. If and to the extent required by the terms of the plans governing such options or rights or pursuant to the terms of any option or right granted thereunder, the Company shall use all reasonable efforts to obtain the consent of each holder of outstanding stock options or rights to the foregoing treatment of such stock options or rights and to take any other action reasonably necessary to effectuate the foregoing provisions. The Company shall take all reasonably necessary action to provide that the Stock Plans (as hereinafter defined) shall be terminated as of the Effective Time.

        (d) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

        3.2.  PAYMENT FOR SHARES.
              ------------------

        At Closing, immediately prior to the filing of the Certificate of Merger with the Delaware Secretary of State, Purchaser shall make available or cause to be made available to the Paying Agent appointed by Purchaser with the Company's prior written approval (the "Paying Agent") amounts which, together with the Deposit and any earnings thereon, will be sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Sections 3.1(a) and 3.1(c) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time and to persons entitled to receive Option Amounts, as the case may be. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares a form (mutually agreed to in writing by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any withholdings required under Section 3406 of the Code. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time or to persons entitled to receive Option Amounts, as applicable, and thereafter such holders and persons shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates or Options. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares or to persons entitled to receive Option Amounts, as applicable, for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Options and Purchaser shall reimburse the Surviving Corporation for such charges and expenses. Except as provided above, Purchaser shall pay or cause to be paid or reimbursed any transfer or other similar tax or governmental charge (including any stock transfer, sales, real property transfer or real property gains tax) imposed in connection with, or as a result of the Merger, or the transfer of Shares or payment of Option Amounts pursuant thereto, including any such tax or governmental charge that is imposed on a shareholder of the Company; provided, however, that Purchaser shall not be required to pay or cause to be paid or reimbursed any capital gains or other income or similar tax imposed on any recipient of the Merger Consideration.

        3.3.  DISSENTERS' RIGHTS.
              ------------------

        If any Dissenting Shareholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Purchaser prompt notice thereof (and shall also give Purchaser prompt notice of any withdrawals of such demands) and Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.1.

        3.4.  TRANSFER OF SHARES AFTER THE EFFECTIVE TIME.
              -------------------------------------------

        No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.


                                   ARTICLE IV
                                   ----------

                         REPRESENTATIONS AND WARRANTIES

        4.1.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
              ---------------------------------------------

        The Company hereby represents and warrants to Purchaser and Merger Sub that:

        (a)  Corporate Organization and Good Standing.  Part 4.1(a) of the
             ----------------------------------------
Disclosure Schedule contains a full, complete and accurate list of all Affiliates (provided that officers and directors need not be listed) of the Company, including for each corporate Affiliate (collectively called the "Company Subsidiaries" and individually called a "Company Subsidiary") its name, jurisdiction of incorporation, jurisdictions in which it is qualified to do business and its capitalization (including the identity of each stockholder and the number of shares held by each). Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except where the absence of such qualification would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted and to own or use the properties and assets it purports to own or use.

        (b)  Authorized Capital.  The authorized capital stock of the Company
             ------------------
consists of 12,500,000 shares of Common Stock, par value $0.10 per share, of which 5,790,882 shares were outstanding and held in treasury as of January 28, 1996. Since January 28, 1996 no shares have been issued other than pursuant to exercises of options described below. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except that 185,925 shares of Common Stock are reserved for issuance pursuant to options granted under the 1982 Incentive Stock Option Plan and the 1988 Stock Option Plan (collectively, the "Stock Plans"). Options granted under the Stock Plans with respect to not more than 185,925 shares of Common Stock will, as of the Effective Time, be fully vested and exercisable in accordance with the terms of the governing instruments of the Stock Plans. Each of the outstanding shares of capital stock of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances, except as shown on Part 4.1(b) of the Disclosure Schedule. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above and as set forth in the Certificate of Incorporation of the Company, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character of the Company or any of the Company Subsidiaries relating to the issuance of, or any securities convertible into or exchangeable for, the issued or unissued capital stock, voting or other securities of the Company or any of the Company Subsidiaries. Except as set forth in Part 4.1(b) of the Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other securities of the Company or any of the Company Subsidiaries, or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any other person.
Except as set forth in Part 4.1(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has authorized or outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its subsidiaries on any matter. Except as set forth in Part 4.1(b) of the Disclosure Schedule, after the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Plan (as defined in Section 4.1(h)).

        (c)  Corporate Authority.  Subject only to approval of this Agreement by
             -------------------
the affirmative vote of a majority of the voting power of the outstanding shares of the Common Stock (voting as a class), the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        (d)  Governmental Filings; No Violations.  (i)  Other than the filings
             -----------------------------------
provided for in Section 1.3 hereof, as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Environmental Laws and the Exchange Act (collectively, the "Regulatory Filings"), except as set forth in Part 4.1(d) of the Disclosure Schedule, no notices, reports or other filings are required to be made by any Acquired Company with, nor are any Consents required to be obtained by any Acquired Company from, any Person (including any Governmental Body) in connection with the execution and delivery of this Agreement by the Company and the consummation or performance by the Company of the Contemplated Transactions, other than such notices, reports, filings or consents the failure of which to be made or obtained would not have a Company Material Adverse Effect.

        (ii) Except as set forth in Part 4.1(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

        (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Acquired Company, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

        (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject except such as would not have a Company Material Adverse Effect;

        (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company except such as would not have a Company Material Adverse Effect;

        (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract except such as would not have a Company Material Adverse Effect; or

        (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company except such as would not have a Company Material Adverse Effect.

        (e)  Company Reports; Financial Statements; Company Records.  (i)  Each
             ------------------------------------------------------
registration statement, schedule, report, proxy statement or information statement prepared by it and filed with the SEC since January 1, 1993 (collectively, the "Company Reports"), including any earlier SEC filings by the Company incorporated therein by reference, as of their respective dates, did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect and any lack of related notes and schedules), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. The Company Reports comply in all material respects with applicable accounting requirements and with all published rules and regulations of the SEC. The consolidated balance sheet and statements of income, shareholders equity and cash flows and changes in financial position most recently reflected in the Company Reports are hereby referred to as the "Financial Statements." Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since the Company's quarterly report on Form 10-Q for the quarter ended October 29, 1995 and its current report on Form 8-K dated November 7, 1995.

        (ii) The consolidated balance sheet of the Company and its subsidiaries as of January 28, 1996, a copy of which has been furnished to Purchaser and is set forth in Section 4.1(e) of the Disclosure Schedule, fairly presents the consolidated financial position of the Company and its subsidiaries as of its date, subject only to such deviations or inaccuracies as do not constitute or result in a Company Material Adverse Effect, and has been prepared in accordance with the Company's internal audit controls and accounting standards.

        (iii) The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which shall be delivered to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the applicable requirements of
Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain records, accurate and complete, in all material respects, of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books other than the minutes of the meeting at which this Agreement was approved and a meeting held on January 9, 1996 and the meetings of the boards of directors of several Subsidiaries of the Company held during January, 1996, and those minutes will be prepared and included in the minute book on a timely basis. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

        (f)  Title to Properties; Encumbrances.  All properties and assets owned
             ---------------------------------
or purported to be owned by the Acquired Companies are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature ("Limitations") except, with respect to all such properties and assets, Encumbrances and Limitations which do not impair the operations at the ski area with which the property is associated, and zoning laws and other land use restrictions that do not impair the operations at the ski area with which the property is associated, other than in either such case, such impairments as do not, individually or in the aggregate, constitute or result in a Company Material Adverse Effect.

        (g)  Taxes.  Each of the Company and the Company Subsidiaries has filed
             -----
all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. Except as set forth in Schedule 4.1(g), the most recent financial statements contained in the Company Reports reflect an adequate reserve for all taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Company or any Company Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Section 4.1(g), "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

        (h)  Employee Benefits.  Except as described in the Company Reports or
             -----------------
as would not have a Company Material Adverse Effect or as reported in Part 4.1(h) of the Disclosure Schedule, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any Company Subsidiary that are sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability (each, a "Plan"), including, without limitation, any such Plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, (ii) neither the Company nor any Company Subsidiary has, as of the date hereof, any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued or contingent, nor to the Knowledge of the executive officers of the Company are any such liabilities or obligations expected to be incurred, and (iii) the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee except for the options referred to in
Section 4.1(b). The only severance agreements or severance policies applicable to the Company or its Subsidiaries are the agreements and policies listed in
Part 4.1(h) of the Disclosure Schedule.

        (i)  Compliance.  (i)  Neither the Company nor any Company Subsidiary is
             ----------
in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Company Material Adverse Effect.

        (j)  Litigation and Liabilities.  Except as disclosed in the Company
             --------------------------
Reports filed with the SEC prior to the date hereof or as set forth in Part 4.1(j) of the Company Disclosure Schedule there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the officers of the Company, threatened against the Company or any of its subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as defined in Section 4.1(o)), or any other facts or circumstances of which the management of the Company is aware that is reasonably likely to result in any claims against or obligations or liabilities of the Company or any of its subsidiaries, that, alone or in the aggregate, would have a Company Material Adverse Effect.

        (k)  Absence of Certain Changes.  Except as disclosed in the Company
             --------------------------
Reports filed with the SEC prior to the date hereof or as set forth in Part 4.1 of the Disclosure Schedule, since December 31, 1994, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses (except for such departures from the ordinary and usual course of such businesses which, individually or in the aggregate, would not have a Company Material Adverse Effect) and there has not been (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, other than regular annual cash dividends of $0.12 per Share in January 1995 and $0.13 per share in January 1996; or (iii) any change by the Company in accounting principles or practices, except as required by generally accepted accounting principles. Since October 29, 1995, except as provided for herein, as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Part 4.1(k) of the Disclosure Schedule, and other than in the ordinary course or as required by law or to maintain the tax-qualified status of any Plan, there has not been any material increase in the compensation payable or which could become payable by the Company and its subsidiaries to their officers or key employees, or any amendment of any Plans which would result in any such increase.

        (l)  Intellectual Property.  Except as disclosed in the Company Reports
             ---------------------
filed with the SEC prior to the date hereof and except as would not have a Company Material Adverse Effect, the Company owns, or is licensed to use, all patents, trademarks, tradenames, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company and its subsidiaries as currently conducted or proposed to be conducted and all such granted and issued patents, registered trademarks and copyrights held by the Company or any subsidiary of the Company are valid, enforceable and subsisting.

        (m)  Labor Matters.  Except as would not have a Company Material Adverse
             -------------
Effect, (i) to the best of the Company's Knowledge the business of the Acquired Companies is operating and has been operated in compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and the Americans with Disabilities Act ("ADA") and such applicable laws respecting employment discrimination, equal employment opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor-management relations and unemployment insurance, (ii) there is neither pending nor threatened against the Company or any of the Company Subsidiaries any labor strike or work stoppage, or any other labor dispute or grievance; and (iii) except for the contracts, agreements and other arrangements listed in Part 4.1(m) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or otherwise bound by any contract or other agreement with any labor union or association representing any Employee.

        (n)  Insurance.  (i)  All material insurance policies maintained by the
             ---------
Company provide coverage for the operations of the Company and its subsidiaries in amounts and covering such risks as the Company believes is necessary to conduct its business. Neither the Company nor any of its subsidiaries has received formal notice that any such policy is invalid or unenforceable.

        (ii) Except for such matters as, individually or in the aggregate, would not have a Company Material Adverse Effect, all insurance plans or programs operated by or for the benefit of any of the Acquired Companies, including insurance programs, policies or plans offered or provided by Ski Insurance Company (A) comply with all applicable laws, (B) have in force excess or reinsurance contracts related thereto which are, to the Knowledge of the Company based upon the advice of insurance consultants retained by the Company for such purposes, customary for comparable risks, including both specific and aggregate stop loss insurance, and (C) maintain reserves for such programs or plans which are, to the Knowledge of the Company, based upon the actuarial opinions provided to the Company in connection with the operation of such programs, policies or plans, adequate to fund ultimate losses, including both incurred losses and incurred but not reported losses.

        (o)  Environmental Matters.  Except as disclosed in the Company Reports
             ---------------------
filed with the SEC prior to the date hereof and except as set forth in Part 4.1(o) of the Disclosure Schedule and except for such matters that, alone or in the aggregate, would not have a Company Material Adverse Effect, (i) the Company and its subsidiaries are in compliance with and have no liabilities under applicable Environmental Laws; (ii) the properties presently owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance (as defined herein) in quantities or concentrations exceeding any trigger level for reporting, any applicable remediation standard, action level or written enforcement policy under any applicable Environmental Law, do not, and, during the ownership or operation of the Properties by the Company, have not, contained any underground storage tanks, or any electrical equipment containing polychlorinated biphenyls, and do not have any asbestos present (and, during the ownership or operation of the Properties by the Company, have not had any asbestos removed therefrom);
(iii) the properties formerly owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Former Properties"), during the period of ownership or operation of such Former Properties by the Company or any of its Subsidiaries, did not, as a result of the action or omission of the Company or any of its subsidiaries, contain any Hazardous Substance in concentrations exceeding any applicable trigger level for reporting, any remediation standard, action level or written enforcement policy under applicable Environmental Law, did not contain any underground storage tanks or any electrical equipment containing polychlorinated biphenyls and did not have any asbestos present; (iv) neither the Company nor any of its subsidiaries has received any formal notices, demand letters or request for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law; and (v) no Hazardous Substance has been disposed of, transferred, released or transported by the Company or any of its subsidiaries from any of the Properties or Former Properties during the time such Property or Former Property was owned or operated by the Company or one of its subsidiaries, other than as would not be expected to result in liability and was allowed under applicable Environmental Law at the time the disposal, transfer, release or transportation occurred and other than lawfully disposed at commercial or municipal disposal sites that are not presently listed on the CERCLA National Priorities List or any equivalent state list.

        "Environmental Law" means (i) any Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity, relating to (x) the protection, preservation or restoration of the Environment, or to human health and safety or to the use and enjoyment of private property or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated for its potential adverse effect on the environment or human health or safety, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

        (p)  Relationships with Related Persons.  Except as disclosed in the
             ----------------------------------
Company Reports or on Part 4.1(p) of the Disclosure Schedule, no Related Person of any Acquired Company has, or since January 1, 1993 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Except as disclosed in the Company Reports or on Part 4.1(p) of the Disclosure Schedule, no Related Person of any Acquired Company is the owner of, or since January 1, 1993 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had material business dealings or a material financial interest in any transaction with any Acquired Company. Except as disclosed in the Company Reports or on Part 4.1(p) of the Disclosure Schedule, no Related Person of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

        (q)  Brokers or Finders.  The Company and its agents have incurred no
             ------------------
obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except for approximately $1,775,000 in fees plus expenses payable upon consummation of the Merger to Schroder Wertheim & Co., Incorporated pursuant to an agreement.

        (r)  Takeover Statutes and Provisions.  The Board has taken and will
             --------------------------------
take all appropriate and necessary action such that the provisions of Section
203 of the DGCL will not apply to the Merger pursuant to this Agreement.   To
the Company's Knowledge no other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, or comparable provision of the Company's Organizational Documents or those of any of its Subsidiaries is applicable to the Company or the Merger pursuant to this Agreement.

        4.2.  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.
              ----------------------------------------------------------

        Purchaser and Merger Sub represent and warrant to the Company that:

        (a)  Corporate Organization and Qualification. Each of Purchaser and
             ----------------------------------------
Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. All of the issued and outstanding capital stock of Merger Sub is directly or indirectly owned by Purchaser, free and clear of any liens, mortgages, pledges, charges, claims, security interests or encumbrances.

        (b)  Corporate Authority.  Purchaser and Merger Sub each has the
             -------------------
requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the Contemplated Transactions. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms.

        (c)  Governmental Filings: No Violations.  (i)  Other than the
             -----------------------------------
Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub, the failure to make or obtain any or all of which would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement.

        (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Articles of Incorporation or By-Laws of Purchaser or Merger Sub, (B) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or Merger Sub or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which Purchaser or Merger Sub is subject or
(C) any change in the rights or obligations of any party under any Contract to which Purchaser or Merger Sub is a party or is subject.

        (d)  Funds.  Provided all other conditions hereunder to Purchaser's
             -----
obligations to close are satisfied, Purchaser will tender at Closing, and shall make available to Merger Sub, as and when required to be tendered, the funds necessary to consummate the Merger in accordance with the terms hereof and to satisfy or refinance any obligations relating to any outstanding indebtedness of the Company the maturity of which may come due as a result of the Company entering into this Agreement or the consummation of the Merger. Purchaser has delivered to the Company true and correct copies of signed commitment letters received by Purchaser with respect to the debt financing required for the consummation of the transactions contemplated hereby. Purchaser's liquid assets will be as of Closing adequate to provide the balance of the funds required for the consummation of the transactions contemplated hereby. After giving effect to the financing and other transactions effected at the Closing, none of the Acquired Companies shall be Insolvent, and the consolidated stockholders equity of the Purchaser, the Company and the Company's Subsidiaries shall not be less than $25,000,000. "Insolvent" shall mean (i) having assets with a present fair saleable value less than the total value of its liabilities, (ii) not having the ability to pay its debts and liabilities as they become due, or (iii) having an unreasonably small amount of capital.

        (e)  Bankers fees.  Neither Purchaser nor Merger Sub have engaged or
             ------------
otherwise employed any investment banker, broker, finder or intermediary, who might be entitled to any fee or commission payable by the Company in connection with the transactions contemplated hereby.


                                   ARTICLE V
                                   ---------

                                   COVENANTS

        5.1.  INTERIM OPERATIONS OF THE COMPANY.
              ---------------------------------

        The Company covenants and agrees that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

        (a) the business of the Acquired Companies shall be conducted only in the Ordinary Course of Business and, to the extent consistent therewith, each of the Acquired Companies shall use its Best Efforts to preserve its business organization and goodwill intact, keep available the services of its officers and employees as a group, maintain its assets and maintain its existing relations with customers, suppliers, distributors, employees and others having business relationships with it;

        (b) except as set forth in Part 5.1(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber (or agree to issue, pledge, dispose of or encumber) any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Company Subsidiaries or any other property or assets other than, in the case of the Company, shares of Common Stock issuable pursuant to options outstanding on the date hereof under the Stock Plans; (ii) adopt or propose any amendment or change of their respective Certificates or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares; (v) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material assets or incur or modify any material indebtedness or other liability or issue any debt securities or securities convertible into or exchangeable for debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person, in each case other than in the Ordinary Course of Business and in a manner consistent with past practice; (vi) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; (vii) authorize or make capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate; (viii) make any acquisition of material assets (other than in the Ordinary Course of Business) or investment in the stock of any other Person except for mutual funds in the Ordinary Course of Business; or (ix) merge or consolidate with any other Person;

        (c) except as set forth in Part 5.1(c) of the Disclosure Schedule, other than in the Ordinary Course of Business or pursuant to obligations imposed by collective bargaining agreements, neither the Company nor any of the Company Subsidiaries shall increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase or grant any severance or termination pay (other than pursuant to a Plan or policy existing as of the date hereof) to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Plan existing as of the date hereof;

        (d) except as set forth in Part 5.1(d) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall settle or compromise any material claims or litigation or, except in the Ordinary Course of Business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability of the Company or any Company Subsidiaries before the same becomes due and payable in accordance with its terms;

        (e) neither the Company nor any of the Company Subsidiaries shall take any action, other than reasonable and usual actions in the Ordinary Course of Business with respect to accounting policies or procedures (including tax accounting policies and procedures) and except as may be required by the SEC or the Financial Accounting Standards Board;

        (f) neither the Company nor any of the Company Subsidiaries shall make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser, except in the Ordinary Course of Business; and

        (g) neither the Company nor any of the Company Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

        5.2.  ACQUISITION PROPOSALS.
              ---------------------

        The Company agrees that neither the Company nor any of the Company Subsidiaries shall, and the Company shall direct and use all reasonable efforts to cause the respective officers and directors of the Acquired Companies and the employees, agents and representatives of the Company (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of the Company Subsidiaries) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a reorganization, merger, consolidation or similar transaction, or any purchase of (a) all or any significant portion of the assets of the Company or any of the Company Subsidiaries, (b) 5% or more of the outstanding shares of the Common Stock of the Company or (c) any shares of the outstanding capital stock of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's Board of Directors of its fiduciary duties as advised by outside counsel to the Company, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall use all reasonable efforts to take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.2. To the extent consistent with the fiduciary responsibilities of Company officers and directors, the Company shall promptly notify Purchaser if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with the Company. To the extent consistent with the fiduciary responsibilities of Company officers and directors, the Company shall promptly inform Purchaser of all terms and conditions of any such Acquisition Proposal and shall promptly furnish Purchaser with copies of any written Acquisition Proposal. Nothing contained in this Section 5.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, as advised by outside counsel to the Company, is required under applicable law.

        5.3.  MEETING OF THE COMPANY'S SHAREHOLDERS.
              -------------------------------------

        The Company shall take, consistent with applicable law and its Certificate and By-Laws, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares as promptly as practicable following the execution and delivery hereof, to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approvals and the Company shall take all lawful action to solicit such approvals. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to
                      --------  -------
the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser furnished to the Company by Purchaser specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made by the Company, without consultation with Purchaser and its counsel. Purchaser shall provide all relevant information required for the Proxy Statement. None of the written information concerning the Purchaser furnished to the Company by Purchaser specifically for use in the Proxy Statement, at the date thereof and at the date of the stockholders' meeting, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.4.  FILINGS; OTHER ACTION.
              ---------------------

        Subject to the terms and conditions herein provided, the Company and Purchaser (a) shall promptly make their respective filings and thereafter make any other required submissions under the HSR Act, other Regulatory Filings and those necessary to satisfy any Legal Requirement with respect to the Merger and consummation of the Contemplated Transactions; and (b) shall use their Best Efforts promptly to take, or cause to be taken by each Acquired Company, its agents and employees all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the Contemplated Transactions, including cooperating with the Purchaser in obtaining all necessary consents and approvals, and taking any actions required to cause early termination of any applicable HSR Act waiting period.

        5.5.  ACCESS.
              ------

        Upon reasonable notice, the Company shall (and shall cause each of the Company Subsidiaries to) afford any and all authorized representatives identified by the Purchaser as such and representatives of Purchaser's lenders authorized by Purchaser ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser, as the case may be, all information concerning its business, properties and personnel as Purchaser, or its Representatives may reasonably request; provided that no
                                                             --------
investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer. Upon any termination of this Agreement, Purchaser shall collect and deliver to the Company all documents obtained by it or any of its respective Representatives then in their possession and any copies thereof. All information obtained by Purchaser and its Representatives pursuant to this
Section 5.5 shall be treated as non-public, proprietary information and shall not be disseminated, disclosed or used for any purpose other than evaluation of the Contemplated Transactions. Disclosure and access hereunder shall be limited to the extent required by any applicable law.

        5.6.  NOTIFICATION OF CERTAIN MATTERS.
              -------------------------------

        (a)  The Company shall, as promptly as practicable, notify Purchaser of:

        (i) any formal notice of any default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of the Company Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract material to the Acquired Companies, taken as a whole, to which any of the Acquired Companies is a party or is subject;

        (ii) any formal notice of (A) any alleged or actual material violation of an Environmental Law or (B) any other state of affairs or event that, with the lapse of time, is reasonably likely to become a material violation of Environmental Law; and

        (iii) any Company Material Adverse Effect, or the occurrence of any event which would result in any such Effect, or any breach of any representation, warranty, covenant or agreement contained herein.

        (b) Each of the Company and Purchaser shall promptly notify the other party of:

        (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

        (ii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

        (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its Knowledge threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

        5.7.  PUBLICITY.
              ---------

        (a) The parties shall attempt in good faith to agree upon the text of a press release announcing the execution of this Agreement. Thereafter the Company and Purchaser shall, to the extent reasonably practicable, consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

        (b) The Company agrees that between the date hereof and the Closing, it shall instruct appropriate personnel to cooperate fully with Purchaser in discussing and developing joint marketing and joint operational programs for all ski areas to be owned by the Surviving Corporation, such programs to be implemented on a post-closing basis.

        (c) While the Agreement is in effect neither Purchaser nor any of its affiliates will hire any officer or employee of the Company or any Company Subsidiary.

        5.8.  TAKEOVER STATUTE.
              ----------------

        If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the Merger contemplated by this Agreement, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger.

        5.9.  SKI FACILITY PRIVILEGES.  All perpetual or transferable ski passes
              -----------------------
and lift tickets issued at or prior to the date hereof by any of the ski facilities owned, operated or maintained by the Company or any of its subsidiaries (each, a "Ski Facility"), shall remain in full force and effect in
                       ------------
accordance with the terms thereof and the holders thereof shall be entitled to all the rights and privileges provided therein.

        The directors of the Company (determined as of the Effective Time) and their dependents shall continue to receive, for 5 years, complimentary ski passes and food, beverage and retail discounts and privileges relating to the Company's facilities in existence on the date hereof in accordance with past policy and practice of the Company, its subsidiaries or their Ski Facilities, as described in Part 5.9 of the Disclosure Schedule.

        5.10.  D&O INDEMNIFICATION AND INSURANCE.  (i)  From the Effective Time
               ---------------------------------
through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall indemnify and hold harmless each present or former director and officer of the Company or any of its Subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any
                                          -------------------
claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or
------
investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger, the preparation, filing and, as applicable, mailing of the proxy statement, and the other transactions and actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the extent that the Company or such subsidiary would have been permitted, under applicable law and the Articles or Certificate of Incorporation or By-Laws of the Company or such subsidiary in effect on the date hereof, to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). The Surviving Corporation shall be entitled to assume the defense of the proceedings giving rise to any claim for indemnification hereunder, and the reasonable cooperation and assistance of the indemnified parties in such defense, shall be a condition to the Surviving Corporation's obligations hereunder. No settlement or other disposition of any such claim shall be entered into without the Surviving Corporation's consent which shall not be unreasonably withheld.

        (ii) The Company shall maintain, at no expense to the beneficiaries, directors' and officers' liability insurance ("D&O Insurance") for the
                                               -------------
Indemnified Parties with respect to matters occurring at or prior to the Effective Time, issued by a carrier or carriers assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher, providing at least the same coverage as the directors' and officers' insurance policy currently maintained by the Company and containing terms and conditions which are no less advantageous to the beneficiaries, for a period of at least six years from the Effective Time. In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, Surviving Corporation shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim.

        (iii) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any present or former director or officer of the Company, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.


                                   ARTICLE VI
                                   ----------

                                   CONDITIONS

        6.1.  CONDITIONS TO OBLIGATIONS OF PURCHASER AND MERGER SUB.
              -----------------------------------------------------

        The respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

        (a)  Shareholder Approval.  This Agreement and the Merger shall have
             --------------------
been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock (voting as a class) in accordance with applicable law and the Certificate and By-Laws of the Company, if required by applicable law;

        (b)  Dissenters' Rights.  Dissenting Shareholders shall not have taken
             ------------------
the actions required to exercise appraisal rights pursuant to Section 262 of the DGCL with respect to any more than 10% of the outstanding Shares;

        (c)  Order.  No court or other Governmental Body shall have, after the
             -----
date hereof, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and (i) unconditionally prohibits consummation of the Contemplated Transaction, provided Purchaser shall have used all Best Efforts to obtain the requisite clearances (ii) imposes material restrictions on the consummation of the Contemplated Transaction or (iii) imposes material restrictions on the business operations of Purchaser, Merger Sub or the Company as a result of the Contemplated Transaction, either prior to or subsequent to the Merger, excluding only, in the case of clauses (ii) and (iii) hereof, any such restrictions imposed under the HSR Act or any other federal or state antitrust laws or regulations (or, in the case of Vermont, its consumer protection laws and regulations) (collectively, "Antitrust Laws"); and

        (d)  Accuracy of Representations.  All of Company's representations and
             ---------------------------
warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), (i) must have been true, correct and accurate in all respects as of the date of this Agreement except for such inaccuracies as do not, individually or in the aggregate, cause or constitute a Company Material Adverse Effect, and (ii) must be true, correct and accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule, except for such inaccuracies as do not, individually or in the aggregate, cause or constitute a Company Material Adverse Effect.

        (e)  Sellers' Performance.  All of the covenants and obligations that
             --------------------
the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

        (f)  Consents.  (i)  Other than any Consents to be obtained pursuant to
             --------
Antitrust Laws (as to which Section 6.1(c) shall apply), each of the Consents required in connection with the Regulatory Filings identified in Section 4.1(d) and in Part 4.1(d) of the Disclosure Schedule must have been obtained, must be in full force and effect and be subject to only such conditions or modifications as would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (ii) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (g)  No Adverse Change.  Since the date hereof there has occurred no
             -----------------
event, transaction or occurrence resulting in a Company Material Adverse Effect.

        6.2.  CONDITIONS TO OBLIGATIONS OF THE COMPANY.
              ----------------------------------------

        The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

        (a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of the Common Stock (voting together as a class) in accordance with applicable law and the Certificate and By-Laws of the Company, if required by applicable law;

        (b)  Purchaser Performance and Obligations.  The Purchaser and Merger
             -------------------------------------
Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and shall have provided to Company reasonable assurance of availability of financing necessary to fund the Contemplated Transaction; and

        (c)  Order.  No court or other Governmental Body of competent
             -----
jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement in accordance with the terms hereof.


                                  ARTICLE VII
                                  -----------

                     EARNEST MONEY DEPOSIT AND TERMINATION

        7.1.  DEPOSIT.
              -------

        Upon execution and delivery of this Agreement by all parties hereto, Purchaser shall place on deposit with the Paying Agent the sum of Five Million Dollars ($5,000,000), said sum to be held in escrow pending Closing under the terms and conditions hereinafter set forth and in the Escrow Agreement dated February 13, 1996 (the "Deposit").

        7.2.  DISPOSITION OF DEPOSIT.
              ----------------------

        The Deposit shall be held and applied by the Paying Agent as follows:

        (a)  Termination Pursuant to Section 7.3, 7.4, 7.5 or 7.6(b).  In the
             -------------------------------------------------------
event this Agreement is terminated pursuant to any of Section 7.3, 7.4, 7.5 or 7.6(b) hereof, then the Deposit, together with all earnings thereon, shall be immediately refunded in full to Purchaser.

        (b)  Termination Pursuant to Section 7.6(a).  In the event this
             --------------------------------------
Agreement is terminated pursuant to Section 7.6(a) hereof, then the Deposit, together with all earnings thereon, shall be paid to the Company as liquidated damages and as the Company's, its shareholders' and directors' sole and exclusive remedy for Purchaser's breach or failure to perform and the Company shall have no other rights, remedies or claims of any nature whatsoever against the Purchaser or Merger Sub for, or with respect to such breach, default or failure to perform, whether in contract or based upon any other legal theory.

        7.3.  TERMINATION BY MUTUAL CONSENT.
              -----------------------------

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

        7.4.  TERMINATION BY EITHER PURCHASER OR THE COMPANY.
              ----------------------------------------------

        This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (a) the Merger shall not have been consummated by June 30, 1996 (provided that the Company shall have the option to extend such date for an additional 30 days) whether or not such date is before or after the approval by holders of Shares, provided that the right to terminate this Agreement under this Section 7.4 shall not be available until September 30, 1996 (and then only with respect to any further performance obligations hereunder (other than any obligations hereunder to pay or refund any amounts, which shall not be affected by such termination)) to any party whose failure to fulfill any obligation under this Agreement has been the cause of such failure to consummate, (b) any Governmental Body or court of competent jurisdiction has, other than pursuant to any applicable Antitrust Laws, issued an Order or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which injunction has become final and nonappealable or (c) the approval of shareholders required by
Section 6.1(a) shall not have been obtained at a meeting duly convened therefor.

        7.5.  TERMINATION BY PURCHASER.
              ------------------------

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Merger, by action of the Board of Directors of Purchaser, if (a) the Company shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement or any representation or warranty of the Company set forth in this Agreement shall have been untrue or incorrect when made or thereafter shall become untrue or incorrect, provided that there shall not arise any right to terminate this Agreement unless any such breach, failure to perform or untrue or incorrect representation or warranty, either individually or in the aggregate, causes or constitutes a Company Material Adverse Effect, (b) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of this Agreement or the Merger, (c) the Board of Directors of the Company, upon request by Purchaser, shall fail to reaffirm any such approval or recommendation, or shall have resolved to do any of the foregoing referred to in clause (b) or (c) hereof.

        7.6.  TERMINATION BY THE COMPANY.
              --------------------------

        This Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Merger by action of the Board of Directors of the Company, if

        (a)  Purchaser or Merger Sub Breach.  Purchaser or Merger Sub shall have
             ------------------------------
breached or failed to perform in any material respect any of their obligations, covenants or agreements under this Agreement or any representation or warranty of Purchaser or Merger Sub set forth in this Agreement shall have been untrue or incorrect in any material respect when made or thereafter shall become untrue or incorrect in any material respect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by the Company of any of its obligations under this Agreement; or

        (b)  Alternative Acquisition Proposal.  The Company receives an offer
             --------------------------------
with respect to an Acquisition Proposal and the Board of Directors of the Company, in the exercise of its fiduciary duties as advised by outside counsel to the Company, determines to recommend such Acquisition Proposal to the Company's stockholders; provided that the Company (i) shall to the extent
                        --------
consistent with its Board's fiduciary obligations notify Purchaser and Merger Sub and shall provide a reasonably detailed summary of the terms thereof within 24 hours of receipt of such Acquisition Proposal, and (ii) shall notify Purchaser and Merger Sub promptly of its intention to recommend such Acquisition Proposal to the Company's shareholders.

        7.7.  EFFECT OF TERMINATION AND ABANDONMENT.
              -------------------------------------

        (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 7.2, 7.7(b) below and Section 9.1.

        (b) If this Agreement is terminated pursuant to Section 7.5(a), 7.5(b), or 7.6(b), then the Company shall pay to the Purchaser upon demand a fee equal to three percent (3%) of the total Merger Consideration offered to be paid by Purchaser hereunder (the "Termination Fee"), payable in same day funds; provided, however, that in the case of a termination under Section 7.5(a) which is not the result of a willful breach by the Company of any provision of this Agreement, the Company shall instead pay to Purchaser upon demand in same day funds the lesser of the Termination Fee or the Purchaser's actual documented out-of-pocket expenses incurred in connection with this Agreement and the Contemplated Transaction, whether or not such expenses have been paid by the Purchaser.

                                 ARTICLE VIII
                                 ------------

                                  DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        "Acquired Companies"--the Company and all Company Subsidiaries,
        --------------------
collectively.

        "Affiliate or Affiliates"--Any Person that is controlled by, controls or
        -------------------------
is under common control with another Person. Control means effective ability to manage the affairs of that Person whether through voting stock or other ownership interests or by agreement.

        "Agreement"--as defined in the Recitals of this Agreement.
        -----------

        "Applicable Contract"--any Contract (a) under which any Acquired Company
        ---------------------
has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is bound.

        "Best Efforts"--subject to the next sentence below, the efforts that a
        --------------
prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions. Notwithstanding the foregoing, for purposes of
Section 6.1(c)(i) as it relates to obtaining clearances under Antitrust Laws, Best Efforts shall require Purchaser to take, or offer to take, all steps legally available to Purchaser and its controlling stockholder.

        "Certificate"--as defined in Section 2.1.
        -------------

        "Closing"--as defined in Section 1.2.
        ---------

        "Closing Date"--the date and time as of which the Closing actually takes
        --------------
place.

        "Code"--The Internal Revenue Code of 1986, as amended.
        ------

        "Common Stock"--as defined in Section 3.1.
        --------------

        "Company"--as defined in the Recitals of this Agreement.
        ---------

        "Company Material Adverse Effect"--
        ---------------------------------

        (a) in the case of any change in the condition or circumstances of the Company or any of its subsidiaries, any change (or occurrence or condition reasonably likely to produce a change) in the financial condition, properties, business, operations, results of operations or prospects which is materially adverse to the Company and its subsidiaries, taken as a whole.

        (b) in the case of the inaccuracy of any statement or item of information pertaining to the Company or any of its subsidiaries as of a given point in time, any deviation or disparity that is (or is reasonably likely to become) materially adverse to the financial condition, properties, business, operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole.

        (c) provided, however, that any such changes resulting from the operation of the Acquired Companies' businesses (excluding changes resulting from actions taken outside the Ordinary Course of Business and actions which are in violation of the terms and provisions of this Agreement) between January 28, 1996 and Closing shall not constitute a Company Material Adverse Effect. Any change, inaccuracy, deviation or disparity resulting from facts, circumstances, conditions, transactions or occurrences occurring or in existence prior to January 28, 1996 and which would constitute a Company Material Adverse Effect but for the preceding proviso, which does not evidence or manifest itself in a material adverse fashion or to materially adverse degree until after January 28, 1996 will constitute a Company Material Adverse Effect.

        "Company Reports"--as defined in Section 4.1(e).
        -----------------

        "Company Subsidiary" or "Company Subsidiaries"--as defined in Section
        ----------------------------------------------
4.1(a).

        "Consent"--any approval, permit, consent, ratification, registration,
        ---------
waiver, or other authorization (including any Governmental Authorization).

        "Constituent Corporations"--as defined in Recitals of this Agreement.
        --------------------------

        "Contemplated Transactions"--
        ---------------------------

        (a) the merger as described in Section 1.1; and

        (b) the performance by all parties of their respective covenants and obligations under this Agreement.

        "Contract"--any agreement, contract, obligation, promise, or undertaking
        ----------
(whether written or oral and whether express or implied) that is legally binding.

        "Deposit"--as defined in Section 7.1.
        ---------

        "DGCL"--as defined in Section 1.1.
        ------

        "Disclosure Schedule"--the disclosure schedule delivered by the Company
        ---------------------
to Purchaser concurrently with the execution and delivery of this Agreement.

        "Dissenting Shareholders"--as defined in Section 3.1(a).
        -------------------------

        "Effective Time"--as defined in Section 1.3.
        ----------------

        "Encumbrance"--any charge, claim, community property interest,
        -------------
condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

        "Environment"--soil, land surface or subsurface strata, surface waters
        -------------
(including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        "ERISA"--the Employee Retirement Income Security Act of 1974 or any
        -------
successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Exchange Act"-- as defined in Section 3.1(c).
        --------------

        "Governmental Authorization"--any approval, consent, license, permit,
        ----------------------------
waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "Governmental Body"--any:
        -------------------

        (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

        (b) federal, state, local, municipal, foreign, or other government;

        (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

        (d) multi-national organization or body; or

        (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        "Hazardous Substance"--as defined in Section 4.1(o).
        ---------------------

        "HSR Act"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or
        ---------
any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Intellectual Property Assets" --as defined in Section 4.1(l).
        ------------------------------

        "Knowledge"--an individual will be deemed to have "Knowledge" of a
        -----------
particular fact or other matter if such individual is actually aware of such fact or other matter.

        A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

        "Legal Requirement"--any federal, state, local, municipal, foreign,
        -------------------
international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

        "Merger Sub"--as defined in the Recitals of this Agreement.
        ------------

        "Merger"--as defined in Section 1.1.
        --------

        "Merger Consideration"--as defined in Section 3.1(a).
        ----------------------

        "Order"--any award, decision, injunction, judgment, order, ruling,
        -------
subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "Option Amount"--as defined in Section 3.1.(c)
        ---------------

        "Ordinary Course of Business"--an action taken by a Person will be
        -----------------------------
deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and is not required to be approved by such Person's Board of Directors.

        "Organizational Documents"--(a) the articles or certificate of
        --------------------------
incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

        "Paying Agent"--as defined in Section 3.2.
        --------------

        "Person"--any individual, corporation (including any non-profit
        --------
corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        "Plan"--as defined in Section 4.1(h).
        ------

        "Purchaser"--as defined in the Recitals of this Agreement.
        -----------

        "Regulatory Filings"--as defined in Section 4.1(d).
        --------------------

        "Related Person"--with respect to a particular individual:
        ----------------

        (a) each other member of such individual's Family;

        (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

        (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

        (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

        With respect to a specified Person other than an individual:

        (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

        (b) any Person that holds a Material Interest in such specified Person;

        (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

        (d) any Person in which such specified Person holds a Material Interest;

        (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

        (f) any Related Person of any individual described in clause (b) or (c).

        For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

        "Representative"--with respect to a particular Person, any director,
        ----------------
officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        "SEC"-- Securities and Exchange Commission.
        -----

        "Shares"--as defined in Section 3.1(a) of this Agreement.
        --------

        "Subsidiary"--with respect to any Person (the "Owner"), any corporation
        ------------
or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

        "Surviving Corporation"--as defined in Section 1.1.
        -----------------------


                                   ARTICLE IX
                                   ----------

                           MISCELLANEOUS AND GENERAL

        9.1.  FEES AND EXPENSES.
              -----------------

        Except as provided in Section 7.2(b) and 7.7(b) hereof, all fees and expenses incurred in connection with the Merger, this Agreement and the Contemplated Transaction shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        9.2.  MODIFICATION OR AMENDMENT.
              -------------------------

        Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

        9.3.  WAIVER OF CONDITIONS.
              --------------------

        The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

        9.4.  COUNTERPARTS.
              ------------

        For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        9.5.  GOVERNING LAW; FORUM.
              --------------------

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        9.6.  NOTICES.
              -------

        Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

        (a)  If to Purchaser or Merger Sub, addressed to Purchaser at:

             LBO Resort Enterprises
             PO Box 450
             Bethel, ME 14217-0450
             Att: Mr. Thomas Richardson
             Telephone:   (207) 824-3000
             Telecopier:  (207) 824-0192

        With a copy to:

             Pierce, Atwood, et. al.
             One Monument Square
             Portland, ME 04101
             Att:  Christopher E. Howard
             Telephone:   (207) 773-6411
             Telecopier:  (207) 773-3419

        (b)  If to the Company, addressed to the Company at:

             S-K-I Ltd.
             Airport Executive Plaza #5
             West Lebanon, NH 03784
             Att:  Mr. Martel D. Wilson, Jr.
             Telephone:   (603) 298-5583
             Telecopier:  (603) 298-5686

        With a copy to:

             Dewey Ballantine
             1301 Avenue of the Americas
             New York, NY 10019
             Att:  Mr. James A. FitzPatrick, Jr.
             Telephone:   (212) 259-6220
             Telecopier:  (212) 259-6333

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

        9.7.  ENTIRE AGREEMENT.
              ----------------

        This Agreement (including any exhibits or Annexes hereto) (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof and (ii) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto except as set forth in Sections 4.2(d), 5.9, 5.10 and 9.1; provided,
                                                                  --------
however, that Purchaser may designate, by written notice to the Company, another
-------
wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

        9.8.  OBLIGATION OF PURCHASER.
              -----------------------

        Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

        9.9.  CAPTIONS.
              --------

        The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        9.10.  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The
               ---------------------------------------------
representations and warranties made herein shall not survive beyond the Effective Time or termination of this Agreement, except for Section 4.2(d).

        9.11.  SEVERABILITY.  Any term or provision of this Agreement which is
               ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                             S-K-I LIMITED



                                             By: /s/ Preston Leete Smith
                                                ------------------------
                                             Its Chief Executive Officer



                                             LBO RESORT ENTERPRISES



                                             By: /s/ Leslie B. Otten
                                                ------------------------
                                             Its President



                                             LBO ACQUISITION CO.



                                             By: /s/ Leslie B. Otten
                                                ------------------------
                                             Its President